FOR FURTHER INFORMATION CONTACT:
Mary Jensen
Vice President, Investor Relations
(480) 315-6604
Investorrelations@spiritrealty.com

Press Release

Spirit Realty Capital, Inc.
Increases Quarterly Cash Dividend

SCOTTSDALE, AZ-December 15, 2014-Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit”), a real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, announced today that its Board of Directors has declared a quarterly cash dividend of $0.1700 per common share. The new dividend represents a 2.3% increase from the previous quarterly rate of $0.16625 per common share.

Common shareholders of record as of December 31, 2014, will receive the $0.1700 cash dividend on January 15, 2015. This dividend represents an annualized rate of $0.6800 per share.

Spirit anticipates issuing the tax treatment of its 2014 dividends by the end of January 2015. Additional dividend information can be obtained through the investor relations section of our website at www.spiritrealty.com.

For account inquiries relating to your Spirit dividends or Cole II dividends, please contact our transfer agent, American Stock Transfer & Trust Company, LLC at (866) 703-9065.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads and changes in the real estate markets), unknown liabilities acquired in connection with acquired properties, portfolios of properties, or interests in real-estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and additional risks discussed in Spirit’s filings with the Securities and Exchange Commission from time to time, including Spirit’s Annual Report on Form 10-K for the year ended December 31, 2013 and in the prospectus supplements relating to securities offerings recently completed by Spirit. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Spirit Realty Capital
Spirit Realty Capital (NYSE: SRC) is a real estate investment trust (REIT) that invests primarily in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital has an estimated enterprise value of $8.3 billion comprising a diverse portfolio of 2,408 properties across 49 states as of September 30, 2014. Initially formed in 2003, the Company completed its initial public offering in September 2012. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

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